Exhibit Index

Exhibit
No.	Title

1	Joint Filing Agreement

Exhibit 1

Joint Filing Agreement

     The undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13G with respect to the common stock of First Interstate BancSystem, Inc. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 8th day of February, 2005.

N BAR 5, LIMITED PARTNERSHIP

By: /s/ RANDALL I. SCOTT Name: Randall I. Scott Title: Managing General Partner

RANDALL I. SCOTT

By: /s/ RANDALL I. SCOTT Name: Randall I. Scott